Exhibit 10.34

MAILING ADDRESS

P.O. Box 3165

Harrisburg, PA 17105

(717) 761-2633

July 27, 2023

Justin Mennen

9035 Old Southwick Pass

Alpharetta, GA 30022

Re:Separation of Employment

Dear Justin:

This letter agreement (this “Agreement”) confirms our understanding and agreement with respect to your separation of employment with Rite Aid Corporation (the “Company,” each a “Party” and together with you, the “Parties”). Capitalized terms not otherwise defined herein will have the meanings attributed to them in the employment agreement by and between you and the Company dated December 7, 2018, as amended (the “Employment Agreement”).

1.Separation of Employment. Your last day of employment with the Company is July 28, 2023 (the “Separation Date”). As of the Separation Date, you irrevocably resign from all positions you currently hold with the Company and its subsidiaries, including as EVP, Chief Digital and Technology Officer, and you agree to execute the resignation letter attached hereto as Appendix A. You agree that, following the Separation Date, you will not represent yourself to be associated in any capacity with the Company or any of its subsidiaries or affiliates. The Parties have agreed that your separation of employment from the Company is not occurring pursuant to Sections 5.1, 5.2, or 5.3 of your Employment Agreement and that, therefore, no separation benefits (including pay in lieu of notice) referenced in your Employment Agreement are triggered by your separation of employment from the Company.

2.Consideration. Provided that this Agreement becomes effective on the Release Effective Date (as defined in Section 5(c) below) and you remain in compliance in all material respects with this Agreement, the Company will pay you a lump sum payment of Nine Hundred Thousand Dollars and Zero Cents ($900,000.00) as consideration for this Agreement, less all applicable withholdings and deductions, within thirty (30) days of the Release Effective Date. You shall also retain the retention payment of Seven Hundred Fifty Thousand Dollars and Zero Cents ($750,000.00) made pursuant to the letter agreement between You and the Company dated April 28, 2023. Notwithstanding the foregoing, to the extent necessary to avoid adverse tax consequences, and except as described below, any payment to which you become entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under Internal Revenue Code Section 409A (“409A”), and is (a) payable upon your termination of employment; (b) at a time when you are a “specified employee” as defined by 409A shall not be made until the first payroll date after the earliest of: (1) the expiration of the six (6) month period (the “Deferral Period”) measured from the date of your “separation from service” within the meaning of such term under 409A; or (2) your date of death following such separation from service. Upon the expiration of the Deferral Period, any payments that would have otherwise been made during that period (whether in a single sum or in installments) will be paid in a single cash lump sum payment to you (or your beneficiary, as applicable). Each installment or amount to be paid or benefit to be provided to you will be construed as a “separate identified payment” for purposes of 409A to the fullest extent permitted therein.

3.Release.

(a)You hereby release, discharge and forever acquit the Company, and its affiliates and subsidiaries and each of their past, present and future stockholders, directors, employees, agents, successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Party,” and collectively, the “Company Parties”), from liability for, and hereby waive, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which you or your heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which you execute this Agreement including, but not limited to (A) any such Claims relating in any way to your employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and you, including, without limitation, the Employment Agreement and any incentive compensation plan or equity plan with any Company Party. Notwithstanding the above, this release does not extend to (A) claims for worker’s compensation benefits or for an occupational disease; (B) any whistleblower claims arising under the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform and Consumer Protection Act; (C) claims to require the Company to honor its commitments set forth in this Agreement; (D) claims for indemnification and officers and directors liability insurance coverage under Section 4.8 of the Employment Agreement, the Company’s charter, by-laws or applicable law; and/or (E) claims that cannot be waived as a matter of law pursuant to federal, state, or local law (collectively, clauses (A) through (E) are the “Excluded Claims”).

(b)You shall receive all amounts of accrued but unpaid base salary through the separate date and reimbursement for reasonable and necessary expenses incurred through the date of separation. You further acknowledge and agree that the Company Parties have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company or any other Company Party, and that no further payments or benefits are owed to you by the Company or any other Company Party except as provided for in this Agreement.

4.Attorney Consultation; Voluntary Agreement. You acknowledge that (a) the Company has advised you to consult with an attorney of your own choosing before signing this Agreement, (b) you have been given the opportunity to seek the advice of counsel, (c) you have carefully read and fully understand all of the provisions of this Agreement, including the release in Section 3 (the “Release”), (d) the Release specifically applies to any rights or claims you may have against the Company Parties pursuant to the ADEA, (e) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled, and (f) you have the full power, capacity and authority to enter into this Agreement.

5.Review and Revocation Period.

(a)You have twenty-one days following your receipt of this Agreement to review its terms, including the Release, and to reflect upon them and consider whether you want to sign it, although you may sign it sooner; provided, however, that you may not sign this Agreement prior to the Separation Date. You acknowledge and agree that changes to this Agreement, whether material or immaterial, do not restart the running of this twenty-one day period. You understand and agree that you may consent to this Agreement, including the Release, by signing and returning this Agreement within the applicable time frame to Jessica Kazmaier, Executive Vice President and Chief Human Resources Officer, Rite Aid Corporation by email at jkazmaier@riteaid.com.

(b)You may revoke your consent to the Release within the seven day period beginning on the date you execute this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by you and delivered to Ms. Kazmaier by email before 11:59 p.m., Eastern Standard time, on the last day of the Release Revocation Period.

(c)In the event of such revocation by you, the Release shall be of no force or effect, and you will not have any rights and the Company will not have any obligations under Section 2 of this Agreement. Provided that you do not revoke your consent to the Release within the Release Revocation Period, the Release shall become effective on the eighth (8th) calendar day after the date upon which you execute this Agreement (the “Release Effective Date”).

6.Restrictive Covenants. You acknowledge and agree that the confidentiality obligations and the restrictive covenants and agreements set forth in Sections 6 and 7 of the Employment Agreement, respectively, and any other written restrictive covenants and confidentiality agreements in effect with the Company, are incorporated herein by reference and fully made a part hereof for all purposes and remain in full force and effect. You agree to keep the contents of this Agreement strictly confidential except as necessary to obtain the advice of your tax and legal advisors.

7.Cooperation. You agree that, at mutually agreeable times, you will meet with representatives of the Company, or its respective parent or subsidiary company representatives and provide any information you acquired during the course of your employment relating in any way to any legal disputes involving the Company. You further agree that you will cooperate fully with the Company relating to any such litigation matter or other legal proceeding in which you were involved or on which you have knowledge by virtue of your employment with the Company, including any existing or future litigation or other legal proceeding involving the Company, whether administrative, civil or criminal in nature in which and to the extent the Company deems your cooperation necessary. You will be entitled to reimbursement by the Company of reasonable costs and expenses incurred by you in connection with complying with your obligations under Section 7 of this Agreement.

8.Non-Disparagement. You agree that you will not make any negative comments or disparaging remarks, in writing, orally or electronically (“Disparaging Remarks”), about the Company or any of the other Company Parties and their respective products and services. The Company agrees to instruct members of its senior management team not to, for as long as such individuals remain affiliated with the Company, make any Disparaging Remarks about you; provided, however, that nothing in this Section 8 shall prohibit you from (a) making truthful and accurate statements or disclosures that are required by applicable law or legal process; (b) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization; or (c) exercising protected rights to the extent that such rights, by law, cannot be waived by agreement.

9.Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (I) file any document containing the trade secret under seal and (II) do not disclose the trade secret except pursuant to court order. Nothing in this Agreement or any other agreement you have with the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement you have with the Company will prohibit or restrict you from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

10.No Admission. Nothing herein will be deemed to constitute an admission of wrongdoing by you or any of the Company Parties. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

11.Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, will be deemed to be an original and both counterparts, taken together, will constitute one and the same Agreement. A faxed, .pdf-ed or other e-sign signature such as through DocuSign will operate the same as an original signature.

12.Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. You may not assign this Agreement, except with respect to the rights provided under Section 2 of this Agreement, which will inure to the benefit of your heirs, executors and administrators. In the event of your death at any time, your estate will receive all unpaid payments and benefits due you under this Agreement.

13.Severability; Blue-Penciling. The provisions of this Agreement are severable and the invalidity of any one or more provisions will not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

14.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.

15.Entire Agreement/No Oral Modifications. This Agreement constitutes the entire agreement between you and any of the Company Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, representations, arrangements or agreements relating thereto, whether written or oral, including but not limited to the Employment Agreement, provided, however, that (i) Section 4.8 of the Employment Agreement shall survive the Separation Date, (ii) Sections 6 and 7 of the Employment Agreement shall remain in effect, for the duration and on the terms set forth therein, and (iii) any other defined terms contained in the Employment Agreement shall not be superseded hereby to the extent necessary for the interpretation, application, or enforcement of this Agreement. You represent that in executing this Agreement, you have not relied on any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.

RITE AID CORPORATIONJUSTIN L. MENNEN

/s/ Jessica Kazmaier    /s/ Justin L. Mennen

Jessica KazmaierJustin L. Mennen

EVP, Chief Human Resources Officer

Date:  July 28, 2023    Date:  July 28, 2023

APPENDIX A

July 27, 2023

Rite Aid Corporation

PO Box 3165

Harrisburg, PA 17105

To Whom it may Concern:

I hereby irrevocably resign, effective as of July 28, 2023, from all positions and offices I hold with the Company and its subsidiaries, including as Chief Digital and Technology Officer.

Very truly yours,

/s/ Justin L. Mennen

Justin L. Mennen